Exhibit 23.2


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Offer to Exchange of Carmike Cinemas, Inc. for the exchange of $150,000,000 7.500% Senior Subordinated Notes and to the incorporation by reference therein of our report dated March 3, 2003, with respect to the consolidated financial statements and schedule of Carmike Cinemas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Atlanta, Georgia
April 29, 2004